Exhibit 99.1

SPHERE ENTERTAINMENT CO. COMPLETES SALE OF ITS MAJORITY

INTEREST IN TAO GROUP HOSPITALITY

NEW YORK, NY – May 3, 2023 – Sphere Entertainment Co. (NYSE: SPHR) (the “Company” or “Sphere Entertainment”) today announced it has completed the sale of its 66.9% majority interest in Tao Group Hospitality to Mohari Hospitality, a global investment company focused on the luxury lifestyle and hospitality sectors.

The completion of the sale follows a successful bidding process with multiple parties, which reflects that since the Company acquired a majority interest in 2017, Tao Group Hospitality has transformed into a global powerhouse in entertainment dining and hospitality. As previously disclosed, in connection with the sale, Sphere Entertainment has also entered into a multi-year agreement with Tao Group Hospitality for ongoing consulting, marketing, and support services.

About Sphere Entertainment Co.

Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue is currently under construction in Las Vegas. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a companion streaming service, MSG GO, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

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Contact:

Mikyl Cordova

Communications & Marketing

(212) 631-4337

Ari Danes, CFA

Investor Relations, Financial Communications & Treasury

(212) 465-6072

Justin Blaber

Financial Communications

(212) 465-6109